PERSONAL SERVICES AGREEMENT

This Personal Services Agreement is entered into this 18th day of February 2011 (the "Agreement") by and between Robertson J. Orr, an individual residing in Chandler, Arizona (the "Executive"), and Bollente Companies, Inc., a Nevada corporation located at 8501 North Scottsdale Road, Suite 165, Scottsdale, Arizona 85253 (the "Company").

WHEREAS, the Company wishes to contract for the services of the Executive to serve as the President and Chief Executive Officer of the Company;

WHEREAS, Executive wishes to be contracted by the Company as its President and Chief Executive Officer;

NOW, THEREFORE, the parties hereby agree as follows:

1. Executive's Services. Executive shall be available and shall provide to the Company professional services related to the general executive management of the Company, including providing counsel to the Board of Directors regarding the research, development, manufacture, marketing, and sales of a proprietary line of green products, as well as the development of a defensible intellectual property portfolio related to the same, as needed and requested by the Board of Directors ("Consulting Services").

2. Remuneration.

a. Compensation. The gross annual cash compensation of the Executive shall be Forty Two Thousand ($42,000) US Dollars (hereinafter, the “Compensation”). All Compensation payable hereunder shall be payable on a monthly basis in arrears.

b. Alternative Payment. The Executive agrees that up to 100% of such Compensation payable in accordance with Article 4.1 above may, at the discretion of the Executive, be paid in the form of common stock of the Company representing a value at the time of payment equal to at least the value of such unpaid (cash) Compensation (“Stock Based Payment”).  Securities issued to the Executive in connection with the Stock Based Payment shall be priced at Seventy Five Percent (75%) of the average daily closing price of the Company’s common stock over the ten (10) trading days prior to the issuance of securities under such Stock Based Payment mechanism.

c. Expenses. The Executive will be reimbursed for reasonable business expenses, within such policy guidelines as may be established from time to time, by the Company’s Board of Directors, provided that such business expenses are incurred in the ordinary course of performing the Consulting Services.

d. Stock. The Executive shall be entitled, upon the execution hereof, to receive 200,000 common shares of the Company.  Such shares shall bear piggy-back registration rights in connection with the filing by the Company of any registration statement with the US Securities and Exchange Commission.

3. Confidentiality. In the course of performing consulting services, the parties recognize that Executive may come in contact or become familiar with information which the Company or its subsidiaries or affiliates may consider confidential. This information may include, but is not limited to, information pertaining to manufacturing processes, marketing plans, sales prospects, customer lists, investors, stockholders, partnerships, joint ventures, intellectual property and other proprietary information, which information may be of value to a competitor. Executive agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Company personnel or their designees.

4. Term. This Agreement shall commence on February 18, 2011 and shall terminate on February 17, 2012, unless earlier terminated by either party hereto. Either party may terminate this Agreement upon Thirty (30) days prior written notice. The Company may, at its option, renew this Agreement for an additional term of Twelve (12) months on the same terms and conditions as set forth herein by giving notice to Executive of such intent to renew on or before January 18, 2012.

5. Representations and Warranties. The Executive will make no representations, warranties, or commitments binding the Company without the Company's prior consent.

6. Legal Right. Executive covenants and warrants that it has the unlimited legal right to enter into this Agreement and to perform in accordance with its terms without violating the rights of others or any applicable law and that he/she has not and shall not become a party to any other agreement of any kind which conflicts with this Agreement. Executive shall indemnify and hold harmless the Company from any and all damages, claims and expenses arising out of or resulting from any claim that this Agreement violates any such agreements. Breach of this warranty shall operate to terminate this Agreement automatically without notice as specified in Paragraph 5 and to terminate all obligations of the Company to pay any amounts which remain unpaid under this Agreement.

7. No Waiver. Failure to invoke any right, condition, or covenant in this Agreement by either party shall not be deemed to imply or constitute a waiver of any rights, condition, or covenant and neither party may rely on such failure.

8. Notice. Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate party at the address set forth below:

a. Notices as to Executive:                  312 W. Macaw Dr.
Chandler, AZ 85286

b. Notices to the Company:                8501 North Scottsdale Road, Suite 165
Scottsdale, Arizona 85253

9. Enforceability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the reminder of the Agreement shall remain in full force and effect and shall in no way be impaired

10. Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of this Agreement shall be binding unless in writing and signed by both parties.

11. Binding Effect, Assignment. This Agreement shall be binding upon and shall inure to the benefit of Executive and the Company and to the Company's successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Executive of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company.

12. Governing Law, Severability. This Agreement shall be governed by the laws of the State of Arizona. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

WHEREFORE, the parties have executed this Agreement as of the date written above.

COMPANY:

Bollente Companies, Inc.

/s/ Robertson J. Orr
Robertson J. Orr
Duly Authorized

EXECUTIVE:

/s/ Robertson J. Orr
Robertson J. Orr
Duly Authorized